Exhibit 99.2
Concho Resources Inc.
Consolidated balance sheets
Unaudited

	June 30,	December 31,
(in thousands, except share and per share data)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$3,081	$17,752
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	58,430	48,793
Joint operations and other	73,992	92,833
Related parties	174	314
Derivative instruments	26,272	113,149
Prepaid costs and other	5,330	5,942

Total current assets	167,279	278,783

Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	2,885,275	2,693,574
Accumulated depletion	(413,252)	(306,990)

Total oil and natural gas properties, net	2,472,023	2,386,584
Other property and equipment, net	15,143	14,820

Total property and equipment, net	2,487,166	2,401,404

Deferred loan costs, net	13,988	15,701
Inventory	27,158	19,956
Intangible asset, net—operating rights	37,319	37,768
Noncurrent derivative instruments	31,438	61,157
Other assets	451	434

Total assets	$2,764,799	$2,815,203

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$15,837	$7,462
Related parties	1,352	312
Other current liabilities:
Bank overdrafts	2,628	9,434
Revenue payable	31,262	22,286
Accrued and prepaid drilling costs	111,172	154,196
Derivative instruments	15,731	1,866
Deferred income taxes	3,300	37,205
Other current liabilities	38,149	38,057

Total current liabilities	219,431	270,818

Long-term debt	660,000	630,000
Noncurrent derivative instruments	17,656	–
Deferred income taxes	565,217	573,763
Asset retirement obligations and other long-term liabilities	12,940	15,468
Commitments and contingencies (Note K)
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 85,529,591 and 84,828,824 shares issued at June 30, 2009 and December 31, 2008, respectively	86	85
Additional paid-in capital	1,020,060	1,009,025
Retained earnings	269,726	316,169
Treasury stock, at cost; 9,341 and 3,142 shares at June 30, 2009 and December 31, 2008, respectively	(317)	(125)

Total stockholders’ equity	1,289,555	1,325,154

Total liabilities and stockholders’ equity	$2,764,799	$2,815,203

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statements of operations
Unaudited

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008

Operating revenues:
Oil sales	$101,511	$95,408	$166,485	$171,226
Natural gas sales	25,821	41,975	46,849	72,868

Total operating revenues	127,332	137,383	213,334	244,094

Operating costs and expenses:
Oil and natural gas production	25,817	21,979	50,583	38,874
Exploration and abandonments	1,424	723	7,419	3,464
Depreciation, depletion and amortization	52,402	22,010	103,150	43,294
Accretion of discount on asset retirement obligations	301	148	579	301
Impairments of long-lived assets	4,499	53	8,555	69
General and administrative (including non-cash stock-based compensation of $2,188 and $1,730 for the three months ended June 30, 2009 and 2008, respectively, and $4,113 and $3,029 for the six months ended June 30, 2009 and 2008, respectively)	14,172	8,586	25,918	16,266
Bad debt expense	–	1,799	–	1,799
Ineffective portion of cash flow hedges	–	(356)	–	(920)
Loss on derivatives not designated as hedges	81,606	102,456	86,652	119,634

Total operating costs and expenses	180,221	157,398	282,856	222,781

Income (loss) from operations	(52,889)	(20,015)	(69,522)	21,313

Other income (expense):
Interest expense	(6,200)	(3,885)	(10,570)	(9,500)
Other, net	180	311	(148)	1,331

Total other expense	(6,020)	(3,574)	(10,718)	(8,169)

Income (loss) before income taxes	(58,909)	(23,589)	(80,240)	13,144
Income tax (expense) benefit	25,691	9,169	33,797	(5,199)

Net income (loss)	$(33,218)	$(14,420)	$(46,443)	$7,945

Basic earnings per share:
Net income (loss) per share	$(0.39)	$(0.19)	$(0.55)	$0.11

Weighted average shares used in basic earnings per share	84,799	75,665	84,665	75,569

Diluted earnings per share:
Net income (loss) per share	$(0.39)	$(0.19)	$(0.55)	$0.10

Weighted average shares used in diluted earnings per share	84,799	75,665	84,665	77,034

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statement of stockholders’ equity
Unaudited

			Additional				Total
	Common stock		paid-in	Retained	Treasury stock		stockholders’
(in thousands)	Shares	Amount	capital	earnings	Shares	Amount	equity

Balance at December 31, 2008	84,829	$85	$1,009,025	$316,169	3	$(125)	$1,325,154
Net loss	–	–	–	(46,443)	–	–	(46,443)
Stock options exercise	446	1	3,930	–	–	–	3,931
Stock-based compensation for restricted stock	257	–	2,200	–	–	–	2,200
Cancellation of restricted stock	(2)	–	–	–	–	–	–
Stock-based compensation for stock options	–	–	1,913	–	–	–	1,913
Excess tax benefits related to stock-based compensation	–	–	2,992	–	–	–	2,992
Purchase of treasury stock	–	–	–	–	6	(192)	(192)

Balance at June 30, 2009	85,530	$86	$1,020,060	$269,726	9	$(317)	$1,289,555

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated statements of cash flows
Unaudited

	Six months ended June 30,
(in thousands)	2009	2008

Cash flows from operating activities:
Net income (loss)	$(46,443)	$7,945
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	103,150	43,294
Impairments of long-lived assets	8,555	69
Accretion of discount on asset retirement obligations	579	301
Exploration expense, including dry holes	6,294	1,147
Non-cash compensation expense	4,113	3,029
Bad debt expense	–	1,799
Deferred income taxes	(39,799)	4,504
(Gain) loss on sale of assets	191	(777)
Ineffective portion of cash flow hedges	–	(920)
Loss on derivatives not designated as hedges	86,652	119,634
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income	–	222
Other non-cash items	1,686	558
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,401)	(12,003)
Prepaid costs and other	612	793
Inventory	(6,786)	(7,243)
Accounts payable	9,415	(10,209)
Revenue payable	8,976	7,718
Other current liabilities	(562)	3,087

Net cash provided by operating activities	118,232	162,948

Cash flows from investing activities:
Capital expenditures on oil and natural gas properties	(223,283)	(122,757)
Additions to other property and equipment	(2,014)	(4,017)
Proceeds from the sale of oil and natural gas properties and other assets	1,004	1,034
Settlements received (paid) on derivatives not designated as hedges	61,465	(16,387)

Net cash used in investing activities	(162,828)	(142,127)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	211,650	13,000
Payments of long-term debt	(181,650)	(39,500)
Exercise of stock options	3,931	2,373
Excess tax benefit from stock-based compensation	2,992	2,146
Proceeds from repayment of employee notes	–	333
Payments for loan origination costs	–	(1,001)
Purchase of treasury stock	(192)	(125)
Bank overdrafts	(6,806)	3,245

Net cash provided by (used in) financing activities	29,925	(19,529)
Net increase (decrease) in cash and cash equivalents	(14,671)	1,292
Cash and cash equivalents at beginning of period	17,752	30,424

Cash and cash equivalents at end of period	$3,081	$31,716

Supplemental cash flows:
Cash paid for interest and fees, net of $18 and $840 capitalized interest	$6,911	$9,918
Cash paid for income taxes	$4,232	$650

The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Condensed notes to consolidated financial statements
June 30, 2009
Unaudited

Note A.	Organization and nature of operations

Concho Resources Inc. (the “Company”) is a Delaware corporation formed on February 22, 2006. The Company’s principal business is the acquisition, development, exploitation and exploration of oil and natural gas properties in the Permian Basin region of Southeast New Mexico and West Texas.

Note B.	Summary of significant accounting policies

Principles of consolidation. The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Depletion of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and natural gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Other significant estimates include, but are not limited to, asset retirement obligations, fair value of derivative financial instruments, purchase price allocations for business and oil and natural gas property acquisitions and fair value of stock-based compensation.

Interim financial statements. The accompanying consolidated financial statements of the Company have not been audited by the Company’s independent registered public accounting firm, except that the consolidated balance sheet at December 31, 2008 is derived from audited consolidated financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments necessary to present fairly the Company’s financial position at June 30, 2009, its results of operations for the three and six months ended June 30, 2009 and 2008, and its cash flows for the six months ended June 30, 2009 and 2008. All such adjustments are of a normal recurring nature. In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

Certain disclosures have been condensed or omitted from these consolidated financial statements. Accordingly, these consolidated financial statements should be read with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Deferred loan costs. Deferred loan costs are stated at cost, net of amortization, which is computed using the effective interest and straight-line methods. The Company had deferred loan costs of $14.0 million and $15.7 million, net of accumulated amortization of $6.6 million and $4.9 million, at June 30, 2009 and December 31, 2008, respectively.

Future amortization expense of deferred loan costs at June 30, 2009 is as follows (in thousands):

Remaining 2009	$1,713
2010	3,426
2011	3,426
2012	3,426
2013	1,997

Total	$13,988

Intangible assets. The Company has capitalized certain operating rights acquired in an acquisition, see Note D. The gross operating rights of approximately $38.7 million, which have no residual value, are amortized over the estimated economic life of approximately 25 years. Impairment will be assessed if indicators of potential impairment exist or when there is a material change in the remaining useful economic life. Amortization expense for the three and six months ended June 30, 2009 was approximately $0.4 million and $0.8 million, respectively. The following table reflects the estimated aggregate amortization expense at June 30, 2009 for each of the periods presented below (in thousands):

Remaining 2009	$775
2010	1,550
2011	1,550
2012	1,550
2013	1,550
Thereafter	30,344

Total	$37,319

Oil and natural gas sales and imbalances. Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company’s share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production “in-kind” and, in doing so, take more or less than their respective entitled percentage. Imbalances are tracked by well, but the Company does not record any receivable from or payable to the other owners unless the imbalance has reached a level at which it exceeds the remaining reserves in the respective well. If reserves are insufficient to offset the imbalance and the Company is in an overtake position, a liability is recorded for the amount of shortfall in reserves valued at a contract price or the market price in effect at the time the imbalance is generated. If the Company is in an undertake position, a receivable is recorded for an amount that is reasonably expected to be received, not to exceed the current market value of such imbalance.

The following table reflects the Company’s natural gas imbalance positions at June 30, 2009 and December 31, 2008 as well as amounts reflected in oil and natural gas production expense for the three and six months ended June 30, 2009 and 2008 ($ in thousands):

	June 30,	December 31,
	2009	2008

Natural gas imbalance receivable (included in other assets)	$423	$406
Undertake position (Mcf)	(94,102)	(90,321)
Natural gas imbalance liability (included in asset retirement obligations and other long-term liabilities)	$449	$472
Overtake position (Mcf)	79,408	85,698

			Six months
	Three months ended June 30,		ended June 30,
	2009	2008	2009	2008

Value of net overtake (undertake) arising during the period (increasing (reducing) oil and natural gas production expense)	$9	$(133)	$(40)	$(137)
Net overtake (undertake) position arising during the period (Mcf)	1,697	(9,117)	(10,069)	(8,103)

Treasury stock. Treasury stock purchases are recorded at cost. Upon reissuance, the cost of treasury shares held is reduced by the average purchase price per share of the aggregate treasury shares held.

General and administrative expense. The Company receives fees for the operation of jointly owned oil and natural gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $2.8 million and $0.3 million for the three months ended June 30, 2009 and 2008, respectively, and $5.4 million and $0.5 million for the six months ended June 30, 2009 and 2008, respectively.

Reclassifications. Certain prior period amounts have been reclassified to conform to the 2009 presentation. These reclassifications had no impact on net income (loss), total stockholders’ equity or cash flows.

Recent accounting pronouncements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which replaces FASB Statement No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. The Company adopted SFAS No. 141(R) effective January 1, 2009. There has been no impact on the Company’s consolidated financial statements, as it has not entered into any significant business combinations during 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Company adopted SFAS No. 160 effective January 1, 2009, with no impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”) , which amends and expands the interim and annual disclosure requirements of SFAS No. 133 to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance and cash flows. The provisions of SFAS No. 161 are effective as of January 1, 2009. The Company adopted SFAS No. 161 effective January 1, 2009, with no significant impact on the Company’s consolidated financial statements, other than additional disclosures which are set forth below in Notes H and I.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The intent of FSP SFAS No. 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other applicable accounting literature. FSP SFAS No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date. The Company adopted FSP SFAS No. 142-3 effective January 1, 2009, with no significant impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States of America. SFAS No. 162 arranges these sources of GAAP in a hierarchy for users to apply accordingly. This statement became effective for the Company on November 15, 2008. The adoption of SFAS No. 162 did not have a significant impact on the Company’s consolidated financial statements. In June 2009, this statement was replaced with SFAS No. 168, The FASB Accounting Standards Codificationtm (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”). Once the Codification is in effect, all of its content will carry the same level of authority, effectively superseding SFAS No. 162. In other words, the GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and non authoritative. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of SFAS No. 168 to have an impact on its consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities , (“FSP EITF 03-6-1”) which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, need to be included in the earnings allocation in computing earnings per share under the two class method. FSP EITF 03-6-1 was effective for the Company on January 1, 2009. There was no impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP SFAS No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies. This FSP amends and clarifies SFAS No. 141(R) to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company has not made any acquisitions during 2009, and as such, the adoption of this statement on January 1, 2009 did not have a significant impact.

In April 2009, the FASB issued FSP SFAS No. 107-1 and APB Opinion No. 28-1, Interim Disclosures about Fair Value of Financial Instrument (“FSP SFAS No. 107-1”). This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim reporting periods ending after June 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. As of June 15, 2009, the Company adopted the provisions of FSP SFAS No. 107-1 related to the fair value of financial instruments. The adoption of the provisions of FSP SFAS No. 107-1 did not have a material effect on the financial condition or results of operations of the Company. See Note H for additional disclosures required by FSP SFAS No. 107-1.

In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP SFAS No. 157-4”). This FSP:

•	Affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction;

•	Clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active;

•	Eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The FSP instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence;

•	Includes an example that provides additional explanation on estimating fair value when the market activity for an asset has declined significantly;

•	Requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of the FSP and to quantify its effects, if practicable; and

•	Applies to all fair value measurements when appropriate.

FSP SFAS No. 157-4 must be applied prospectively and retrospective application is not permitted. FSP SFAS No. 157-4 is effective for interim and annual periods ending after June 15, 2009. As of June 15, 2009, the Company adopted the provisions of FSP SFAS No. 157-4 related to assets and liabilities that are measured at fair value on a recurring and nonrecurring basis. The adoption of the provisions of FSP SFAS No. 157-4 did not have a material effect on the financial condition or results of operations of the Company. See Note H for additional information regarding the Company’s adoption of FSP SFAS No. 157-4.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. In particular, SFAS No. 165 sets forth:

•	The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements;

•	The circumstances under which a reporting entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and

•	The disclosures that a reporting entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, a reporting entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. See Note P.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets (“SFAS No. 166”), which amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities . This statement improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. SFAS No. 166 must be applied as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. SFAS No. 166 must be applied to transfers occurring on or after the effective date. The Company does not expect the adoption of SFAS No. 166 to have an impact on its consolidated financial statements.

Recent developments in reserves reporting. In December 2008, the United States Securities and Exchange Commission (the “SEC”) released Final Rule, Modernization of Oil and Gas Reporting (the “Reserve Ruling”). The Reserve Ruling revises oil and gas reporting disclosures. The Reserve Ruling permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Reserve Ruling will also allow, but not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Reserve Ruling becomes effective for fiscal years ending on or after December 31, 2009. The Company is currently assessing the impact that adoption of the provisions of the Reserve Ruling will have on its financial position, results of operations and disclosures.

Note C.	Exploratory well costs

The Company capitalizes exploratory well costs until a determination is made that the well has either found proved reserves or that it is impaired. The capitalized exploratory well costs are presented in unproved properties in the consolidated balance sheets. If the exploratory well is determined to be impaired, the well costs are charged to expense.

The following table reflects the Company’s capitalized exploratory well activity during the three and six months ended June 30, 2009 (in thousands):

	Three months ended	Six months ended
	June 30, 2009	June 30, 2009

Beginning capitalized exploratory well costs	$2,536	$25,553
Additions to exploratory well costs pending the determination of proved reserves	91,305	93,842
Reclassifications due to determination of proved reserves	(86,537)	(111,640)
Exploratory well costs charged to expense	–	(451)

Ending capitalized exploratory well costs	$7,304	$7,304

The following table provides an aging, at June 30, 2009 and December 31, 2008, of capitalized exploratory well costs based on the date drilling was completed (in thousands):

	June 30,	December 31,
	2009	2008

Wells in drilling progress	$533	$7,765
Capitalized exploratory well costs that have been capitalized for a period of one year or less	6,771	17,788
Capitalized exploratory well costs that have been capitalized for a period greater than one year	–	–

Total capitalized exploratory well costs	$7,304	$25,553

At June 30, 2009, the Company had seven gross exploratory wells waiting on completion and two exploratory wells drilling, all of which were in the New Mexico Permian area.

Note D.	Acquisitions

Henry Entities acquisition. On July 31, 2008, the Company closed the acquisition of Henry Petroleum LP and certain entities affiliated with Henry Petroleum LP (the “Henry Entities”) and additional non-operated interests in oil and natural gas properties from persons affiliated with the Henry Entities. In August 2008 and September 2008, the Company acquired additional non-operated interests in oil and natural gas properties from persons affiliated with the Henry

Entities. The assets acquired in the Henry Entities acquisition, including the additional non-operated interests, are referred to as the “Henry Properties.” The Company paid $583.5 million in cash for the Henry Properties acquisition.

The cash paid for the Henry Properties acquisition was funded with (i) borrowings under the Company’s credit facility and (ii) proceeds from a private placement of approximately 8.3 million shares of the Company’s common stock.

The Henry Properties acquisition is being accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, the Company recorded the Henry Properties’ assets and liabilities at fair value. The purchase price of the acquired Henry Properties’ net assets is based on the total value of the cash consideration. The initial purchase price allocation is preliminary and subject to adjustment primarily due to resolution of certain tax matters. Any future adjustments to the allocation of the total purchase price are not anticipated to be material to the Company’s consolidated financial statements.

The following tables represent the preliminary allocation of the total purchase price of the Henry Properties to the acquired assets and liabilities of the Henry Properties and the consideration paid for the Henry Properties. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed (in thousands):

Fair value of Henry Properties’ net assets:
Current assets, net of cash acquired of $19,049[a]	$86,005
Proved oil and natural gas properties	593,984
Unproved oil and natural gas properties	233,492
Other long-term assets	7,392
Intangible assets—operating rights	38,740

Total assets acquired	959,613

Current liabilities	(113,729)
Asset retirement obligations and other long-term liabilities	(7,529)
Noncurrent derivative liabilities	(39,037)
Deferred tax liability	(215,815)

Total liabilities assumed	(376,110)

Net purchase price	$583,503

Consideration paid for Henry Properties’ net assets:
Cash consideration paid, net of cash acquired of $19,049	$577,853
Acquisition costs[b]	5,650

Total purchase price	$583,503

(a)	Includes a deferred tax asset of approximately $9.0 million.

(b)	Acquisition costs include legal and accounting fees, advisory fees and other acquisition-related costs.

The following unaudited pro forma combined condensed financial data for the three and six months ended June 30, 2008 was derived from the historical financial statements of the Company and Henry Properties giving effect to the acquisition as if it had occurred on January 1, 2008. The unaudited pro forma combined condensed financial data has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the Henry Properties acquisition taken place as of the date indicated and is not intended to be a projection of future results (in thousands, except per share data):

	Three months	Six months
	ended	ended
	June 30, 2008	June 30, 2008

Operating revenues	$185,095	$339,519
Net income	$5,941	$20,483
Earnings per common share:
Basic	$0.07	$0.24
Diluted	$0.07	$0.24

Note E.	Asset retirement obligations

The Company’s asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their production lives, in accordance with applicable state laws. The Company does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company’s asset retirement obligations (“ARO”) recorded during the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months		Six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Asset retirement obligations, beginning of period	$18,254	$8,795	$16,809	$9,418
Liabilities incurred from new wells	102	275	270	309
Accretion expense	301	148	579	301
Disposition of wells sold	–	–	(142)	–
Liabilities settled upon plugging and abandoning wells	(343)	–	(353)	–
Revision of estimates	(3,928)	1,138	(2,777)	328

Asset retirement obligations, end of period	$14,386	$10,356	$14,386	$10,356

Note F.	Stockholders’ equity

Common stock private placement. On June 5, 2008, the Company entered into a common stock purchase agreement with certain unaffiliated third-party investors to sell certain shares of the Company’s common stock in a private placement (the “Private Placement”) contemporaneous with the closing of the Henry Properties acquisition. On July 31, 2008, the Company issued 8,302,894 shares of its common stock at $30.11 per share. The Private Placement resulted in net proceeds of approximately $242.4 million to the Company, after payment of approximately $7.6 million for the fee paid to the placement agent.

Treasury stock. On June 12, 2008, the restrictions on certain restricted stock awards issued to five of the Company’s executive officers lapsed. Immediately upon the lapse of restrictions, these executive officers became liable for certain federal income taxes on the value of such shares. In accordance with the Company’s 2006 Stock Incentive Plan and the applicable restricted stock award agreements, four of such officers elected to deliver shares of the Company’s common stock to the Company to satisfy such tax liability, and the Company acquired 3,142 shares to be held as treasury stock in the approximate amount of $125,000.

During the second quarter of 2009, the restrictions on certain restricted stock awards issued to five of the Company’s executive officers lapsed. Immediately upon the lapse of restrictions, these executive officers became liable for certain federal income taxes on the value of such shares. In accordance with the Company’s 2006 Stock Incentive Plan and the applicable restricted stock award agreements, all of such officers elected to deliver shares of the Company’s common stock to the Company to satisfy such tax liability, and the Company acquired 6,199 shares to be held as treasury stock in the approximate amount of $192,000.

Note G.	Incentive plans

Defined contribution plan. The Company sponsors a 401(k) defined contribution plan for the benefit of all employees and maintains certain other acquired plans. The Company matches 100 percent of employee contributions, not to exceed 6 percent of the employee’s annual salary. The Company contributions to the plans for the three months ended June 30, 2009 and 2008 were approximately $0.2 million and $0.1 million, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2009 and 2008, respectively.

Stock incentive plan. The Company’s 2006 Stock Incentive Plan (together with applicable option agreements and restricted stock agreements, the “Plan”) provides for granting stock options and restricted stock awards to employees and individuals associated with the Company. The following table shows the number of awards available under the Company’s Plan at June 30, 2009:

Number of
common shares

Approved and authorized awards	5,850,000
Stock option grants, net of forfeitures	(3,461,485)
Restricted stock grants, net of forfeitures	(767,787)

Awards available for future grant	1,620,728

Restricted stock awards. All restricted shares are treated as issued and outstanding in the accompanying consolidated balance sheets. If an employee terminates employment prior to the lapse date, restricted shares awarded to such employee are forfeited and cancelled and are no longer considered issued and outstanding. A summary of the Company’s restricted stock awards activity for the six months ended June 30, 2009 is presented below:

	Number of	Grant date
	restricted	fair value
	shares	per share

Outstanding at December 31, 2008	407,351
Shares granted	257,398	$25.14
Shares cancelled/forfeited	(2,420)
Lapse of restrictions	(169,519)

Outstanding at June 30, 2009	492,810

A summary of the impact on the consolidated statements of operations for the Company’s restricted stock awards during the three and six months ended June 30, 2009 and 2008 is presented below (in thousands):

			Six months
	Three months ended June 30,		ended June 30,
	2009	2008	2009	2008

Stock-based compensation expense related to restricted stock	$1,303	$468	$2,200	$862
Income tax benefit related to restricted stock	$586	$187	$927	$341
Deductions in current taxable income related to restricted stock	$3,989	$771	$4,367	$1,200

Stock option awards. A summary of the Company’s stock option award activity under the Plan for the six months ended June 30, 2009 is presented below:

	Number of	Weighted average
	options	exercise price

Outstanding at December 31, 2008	2,731,324	$12.46
Options granted	117,801	$20.40
Options exercised	(445,789)	$8.82

Outstanding at June 30, 2009	2,403,336	$13.53

Vested at end of period	1,637,752	$10.38

Vested and exercisable at end of period	812,760	$12.62

The following table summarizes information about the Company’s vested and exercisable stock options outstanding at June 30, 2009:

			Weighted
		Number of	average	Weighted
		stock	remaining	average	Intrinsic
(in thousands)		options	contractual life	exercise price	value

Vested options:
June 30, 2009:
Exercise price	$8.00	1,183,214	2.64 years	$8.00	$24,481
Exercise price	$12.00	122,516	4.85 years	$12.00	2,045
Exercise price	$15.35	210,000	6.98 years	$15.35	2,800
Exercise price	$21.85	103,500	8.67 years	$21.85	708
Exercise price	$31.33	18,522	8.90 years	$31.33	–

		1,637,752		$10.38	$30,034

Vested and exercisable options:
June 30, 2009:
Exercise price	$8.00	394,183	3.93 years	$8.00	$8,156
Exercise price	$12.00	86,555	6.04 years	$12.00	1,445
Exercise price	$15.35	210,000	6.98 years	$15.35	2,800
Exercise price	$21.85	103,500	8.67 years	$21.85	708
Exercise price	$31.33	18,522	8.90 years	$31.33	–

		812,760		$12.62	$13,109

The following table summarizes information about stock-based compensation for stock options for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Grant date fair value for awards during the period:
Time vesting options	$–	$–	$–	$183
Stock option grants under the plan	–	794	1,454	5,090

Total	$–	$794	$1,454	$5,273

Stock-based compensation expense from stock options:
Time vesting options	$70	$35	$141	$65
Performance vesting options—officers	–	133	71	284
Stock option grants under the plan	815	1,094	1,701	1,818

Total	$885	$1,262	$1,913	$2,167

Income taxes and other information:
Income tax benefit related to stock options	$415	$504	$806	$858
Deductions in current taxable income related to stock options exercised	$4,117	$3,132	$7,157	$5,338

In calculating compensation expense for options granted during the six months ended June 30, 2009, the Company estimated the fair value of each grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are shown below:

Risk-free interest rate	2.46%
Expected term (years)	6.25
Expected volatility	63.40%
Expected dividend yield	–

As permitted by Staff Accounting Bulletin No. 110, Share-Based Payment, the Company used the simplified method to calculate the expected term for stock options granted during the three and six months ended June 30, 2009, since it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its shares of common stock have been publicly traded. Expected volatilities are based on a combination of historical and implied volatilities of comparable companies.

Future stock-based compensation expense. Future stock-based compensation expense at June 30, 2009 is summarized in the table below (in thousands):

	Restricted	Stock
	stock	options	Total

Remaining 2009	$2,333	$1,423	$3,756
2010	3,431	1,694	5,125
2011	2,159	706	2,865
2012	643	166	809
2013	24	14	38

Total	$8,590	$4,003	$12,593

Note H. Disclosures about fair value of financial instruments

The Company adopted SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 by one year for nonfinancial assets and liabilities. As of January 1, 2009, the Company adopted the provisions of SFAS 157 related to the Company’s nonfinancial assets and liabilities, including nonfinancial assets and liabilities measured at fair value in a business combination; impaired long-lived assets; and initial recognition of asset retirement obligations. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange traded derivatives such as over-the-counter commodity price swaps, basis swaps, investments and interest rate swaps. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. The Company utilizes its counterparties’ valuations to assess the reasonableness of its prices and valuation techniques.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources ( i.e. , supported by little or no market activity). Level 3 instruments primarily include derivative instruments, such as commodity price collars and floors, as well as investments. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value, (iii) volatility factors and (iv) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although the Company utilizes its counterparties’ valuations to assess the reasonableness of our prices and valuation techniques, the Company does not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

The following represents information about the estimated fair values of the Company’s financial instruments:

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, interest payable and other current liabilities. The carrying amounts approximate fair value due to the short maturity of these instruments.

Line of credit. The carrying amount of borrowings outstanding under the Company’s credit facility approximates fair value, because the instrument bears interest at variable market rates.

Assets and liabilities measured at fair value on a recurring basis

Derivative instruments. The fair value of the Company’s derivative instruments are estimated by management considering various factors, including closing exchange and over-the-counter quotations and the time value of the underlying commitments. As required by SFAS No. 157, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table (i) summarizes the valuation of each of the Company’s financial instruments by SFAS No. 157 pricing levels and (ii) summarizes the gross fair value by the appropriate balance sheet classification, in accordance with SFAS No. 161, even when the derivative instruments are subject to netting arrangements and qualify for net presentation in the Company’s consolidated balance sheets at June 30, 2009 and December 31, 2008 (in thousands):

	Fair value measurements using
	Quoted	Significant		Total
	prices	other	Significant	carrying value
	in active	observable	unobservable	at
	markets	inputs	inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009

Assets[1]
Current:[a]
Commodity derivative price swap contracts	$–	$26,408	$–	$26,408
Commodity derivative basis swap contracts	–	–	–	–
Interest rate derivative swap contracts	–	–	–	–
Commodity derivative price collar contracts	–	–	18,856	18,856

	–	26,408	18,856	45,264
Noncurrent:[b]
Commodity derivative price swap contracts	–	43,604	–	43,604
Commodity derivative basis swap contracts	–	–	–	–
Interest rate derivative swap contracts	–	3,541	–	3,541
Commodity derivative price collar contracts	–	–	–	–

	–	47,145	–	47,145

	Fair value measurements using
	Quoted	Significant		Total
	prices	other	Significant	carrying value
	in active	observable	unobservable	at
	markets	inputs	inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009

Liabilities[1]
Current:[a]
Commodity derivative price swap contracts	–	(27,650)	–	(27,650)
Commodity derivative basis swap contracts	–	(2,456)	–	(2,456)
Interest rate derivative swap contracts	–	(3,624)	–	(3,624)
Commodity derivative price collar contracts	–	–	(993)	(993)

	–	(33,730)	(993)	(34,723)
Noncurrent:[b]
Commodity derivative price swap contracts	–	(29,782)	–	(29,782)
Commodity derivative basis swap contracts	–	(1,476)	–	(1,476)
Interest rate derivative swap contracts	–	–	–	–
Commodity derivative price collar contracts	–	–	(2,105)	(2,105)

	–	(31,258)	(2,105)	(33,363)

Total financial assets (liabilities)	$–	$8,565	$15,758	$24,323

(a) Total current financial assets (liabilities), gross basis				$10,541
(b) Total noncurrent financial assets (liabilities), gross basis				13,782

Total financial assets (liabilities)				$24,323

	Fair value measurements using
	Quoted	Significant
	prices in	other	Significant	Total carrying
	active	observable	unobservable	value at
	markets	inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Assets[1]
Current:[a]
Commodity derivative price swap contracts	$–	$64,162	$–	$64,162
Commodity derivative basis swap contracts	–	–	–	–
Interest rate derivative swap contracts	–	–	–	–
Commodity derivative price collar contracts	–	–	49,562	49,562

	–	64,162	49,562	113,724
Noncurrent:[b]
Commodity derivative price swap contracts	–	60,995	–	60,995
Commodity derivative basis swap contracts	–	–	–	–
Interest rate derivative swap contracts	–	678	–	678
Commodity derivative price collar contracts	–	–	–	–

	–	61,673	–	61,673
Liabilities[1]
Current:[a]
Commodity derivative price swap contracts	–	–	–	–
Commodity derivative basis swap contracts	–	(680)	–	(680)
Interest rate derivative swap contracts	–	(1,761)	–	(1,761)
Commodity derivative price collar contracts	–	–	–	–

	–	(2,441)	–	(2,441)
Noncurrent:[b]
Commodity derivative price swap contracts	–	(516)	–	(516)
Commodity derivative basis swap contracts	–	–	–	–
Interest rate derivative swap contracts	–	–	–	–
Commodity derivative price collar contracts	–	–	–	–

	–	(516)	–	(516)

Total financial assets (liabilities)	$–	$122,878	$49,562	$172,440

(a) Total current financial assets (liabilities), gross basis				$111,283
(b) Total noncurrent financial assets (liabilities), gross basis				61,157

Total financial assets (liabilities)				$172,440

(1)	The fair value of derivative instruments reported in the Company’s consolidated balance sheets are subject to netting arrangements and qualify for net presentation. The following table reports the net basis derivative fair values as reported in the consolidated balance sheets at June 30, 2009 and December 31, 2008 (in thousands):

	June 30,	December 31,
	2009	2008

Consolidated balance sheet classification:
Current derivative contracts:
Assets	$26,272	$113,149
Liabilities	(15,731)	(1,866)

Net current	$10,541	$111,283

Noncurrent derivative contracts:
Assets	$31,438	$61,157
Liabilities	(17,656)	–

Net noncurrent	$13,782	$61,157

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy (in thousands):

Balance at December 31, 2008	$49,562
Realized and unrealized losses	(9,686)
Purchases, issuances, and settlements	(24,118)

Balance at June 30, 2009	$15,758

Total losses for the period included in earnings attributable to the change in unrealized losses relating to assets still held at the reporting date	$(33,804)

For additional information on the Company’s derivative instruments see Note I.

Assets and liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of long-lived assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets , the Company reviews its long-lived assets to be held and used, including proved oil and gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

The Company periodically reviews its proved oil and gas properties that are sensitive to oil and natural gas prices for impairment. Due to downward adjustments to the economically recoverable resource potential associated with declines in commodity prices and well performance, the Company recognized impairment expense of $4.5 million and $8.6 million for the three and six months ended June 30, 2009, respectively, related to its proved oil and gas properties. For the three months ended June 30, 2009, the impaired assets, which had a total carrying amount of $7.3 million, were reduced to their estimated fair value of $2.8 million. For the six months ended June 30, 2009, the impaired assets, which had a total carrying amount of $14.2 million, were reduced to their estimated fair value of $5.6 million.

Asset retirement obligations—The Company estimates the fair value of AROs based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note E for a summary of changes in AROs.

Measurement information for assets that are measured at fair value on a nonrecurring basis was as follows (in thousands):

	Fair value measurements using
	Quoted	Significant
	prices in	other	Significant
	active	observable	unobservable	Total
	markets	inputs	inputs	impairments
	(Level 1)	(Level 2)	(Level 3)	loss

Three months ended June 30, 2009:
Impairment of long-lived assets	$–	$–	$2,733	$(4,499)
Asset retirement obligations incurred in current period	–	–	102
Three months ended June 30, 2008:
Impairment of long-lived assets	$–	$–	$7	$(53)
Asset retirement obligations incurred in current period	–	–	275
Six months ended June 30, 2009:
Impairment of long-lived assets	$–	$–	$5,620	$(8,555)
Asset retirement obligations incurred in current period	–	–	270
Six months ended June 30, 2008:
Impairment of long-lived assets	$–	$–	$7	$(69)
Asset retirement obligations incurred in current period	–	–	309

Note I.	Derivative financial instruments

The Company uses derivative financial contracts to manage exposures to commodity price and interest rate fluctuations. Commodity hedges are used to (i) reduce the effect of the volatility of price changes on the natural gas and oil the Company produces and sells, (ii) support the Company’s capital budget and expenditure plans and (iii) support the economics associated with acquisitions. Interest rate hedges are used to mitigate the cash flow risk associated with rising interest rates. The Company does not enter into derivative financial instruments for speculative or trading purposes. The Company also may enter into physical delivery contracts to effectively provide commodity price hedges. Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, these contracts are not recorded in the Company’s consolidated financial statements.

Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations. All of the Company’s remaining hedges that historically qualified for hedge accounting or were dedesignated from hedge accounting were settled in 2008.

New commodity derivatives contracts in 2009. During the six months ended June 30, 2009, the Company entered into additional commodity derivative contracts to hedge a portion of its estimated future production. The following table summarizes information about these additional commodity derivative contracts:

	Aggregate	Index		Contract
	volume	price		period

Oil (volumes in Bbls):
Price collar	600,000	$45.00 – $49.00	a d	3/1/09 – 5/31/09
Price swap	270,000	$69.50	[a]	7/1/09 – 9/30/09
Price swap	540,000	$51.62	a d	7/1/09 – 12/31/09
Price swap	150,000	$69.50	[a]	10/1/09 – 12/31/09
Price swap	2,508,000	$62.15	a d	1/1/10 – 12/31/10
Price swap	1,800,000	$72.17	a d	1/1/11 – 12/31/11
Natural gas (volumes in MMBtus):
Price collar	1,500,000	$5.00 – $5.81	[b]	10/1/09 – 12/31/09
Price collar	1,500,000	$5.00 – $5.81	[b]	1/1/10 – 3/31/10
Price collar	3,000,000	$5.25 – $5.75	[b]	4/1/10 – 9/30/10
Price collar	1,500,000	$6.00 – $6.80	[b]	10/1/10 – 12/31/10
Price collar	1,500,000	$6.00 – $6.80	[b]	1/1/11 – 3/31/11

Price swap	3,000,000	$4.31	[b]	4/1/09 – 9/30/09
Price swap	600,000	$4.66	[b]	7/1/09 – 9/30/09
Price swap	450,000	$4.66	[b]	10/1/09 – 12/31/09
Price swap	2,400,000	$6.31	[b]	1/1/10 – 12/31/10
Price swap	300,000	$7.29	[b]	1/1/11 – 3/31/11
Price swap	5,400,000	$6.96	b d	4/1/11 – 12/31/11

Basis swap	600,000	$0.79	[c]	7/1/09 – 9/30/09
Basis swap	450,000	$0.89	[c]	10/1/09 – 12/31/09
Basis swap	8,400,000	$0.85	c d	1/1/10 – 12/31/10
Basis swap	1,800,000	$0.87	c d	1/1/11 – 3/31/11
Basis swap	5,400,000	$0.76	[c]	4/1/11 – 12/31/11

(a)	The index prices for the oil price swaps and collars are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index prices for the natural gas price swaps and collars are based on the NYMEX-Henry Hub last trading day futures price.

(c)	Represents the basis differential between the El Paso Permian delivery point and NYMEX Henry Hub delivery point.

(d)	Prices represent weighted average prices.

In July 2009, the Company entered into the following oil price swaps to hedge an additional portion of its estimated oil production:

	Aggregate	Index		Contract
	volume	price		period

Oil (volumes in Bbls):
Price swap	273,000	$67.50	[a]	8/1/09 – 12/31/09
Price swap	799,000	$67.50	[a]	1/1/10 – 12/31/10
Price swap	801,000	$70.53	a b	1/1/11 – 12/31/11

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	Prices represent weighted average prices.

Commodity derivative contracts at June 30, 2009. The following table sets forth the Company’s outstanding commodity derivative contracts at June 30, 2009:

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Total

Oil swaps:[a]
2009:
Volume (Bbl)			995,473	875,473	1,870,946
Price per Bbl[e]			$72.71	$73.15	$72.92
2010:
Volume (Bbl)	787,436	787,436	787,436	787,436	3,149,744
Price per Bbl[e]	$68.49	$68.49	$68.49	$68.49	$68.49
2011:
Volume (Bbl)	589,436	589,436	589,436	589,436	2,357,744
Price per Bbl[e]	$79.91	$79.91	$79.91	$79.91	$79.91
2012:
Volume (Bbl)	126,000	126,000	126,000	126,000	504,000
Price per Bbl	$127.80	$127.80	$127.80	$127.80	$127.80
Oil collars:[a]
2009:
Volume (Bbl)			192,000	192,000	384,000
Price per Bbl[e]			$120.00-$134.60	$120.00-$134.60	$120.00-$134.60
Natural gas swaps:[b]
2009:
Volume (MMBtu)			460,000	460,000	920,000
Price per MMBtu			$8.44	$8.44	$8.44
Natural gas swaps:[c]
2009:
Volume (MMBtu)			2,100,000	450,000	2,550,000
Price per MMBtu			$4.41	$4.66	$4.45

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Total

2010:
Volume (MMBtu)	600,000	600,000	600,000	600,000	2,400,000
Price per MMBtu	$6.31	$6.31	$6.31	$6.31	$6.31
2011:
Volume (MMBtu)	300,000	1,800,000	1,800,000	1,800,000	5,700,000
Price per MMBtu	$7.29	$6.96	$6.96	$6.96	$6.98
Natural gas collars:[c]
2009:
Volume (MMBtu)			–	1,500,000	1,500,000
Price per MMBtu			–	$5.00-$5.81	$5.00-$5.81
2010:
Volume (MMBtu)	1,500,000	1,500,000	1,500,000	1,500,000	6,000,000
Price per MMBtu	$5.00-$5.81	$5.25-$5.75	$5.25-$5.75	$6.00-$6.80	$5.38-$6.03
2011:
Volume (MMBtu)	1,500,000	–	–	–	1,500,000
Price per MMBtu	$6.00-$6.80	–	–	–	$6.00-$6.80
Natural gas basis swaps:[d]
2009:
Volume (MMBtu)			2,118,000	1,968,000	4,086,000
Price per MMBtu[e]			$0.99	$1.03	$1.01
2010:
Volume (MMBtu)	2,100,000	2,100,000	2,100,000	2,100,000	8,400,000
Price per MMBtu[e]	$0.85	$0.85	$0.85	$0.85	$0.85
2011:
Volume (MMBtu)	1,800,000	1,800,000	1,800,000	1,800,000	7,200,000
Price per MMBtu[e]	$0.87	$0.76	$0.76	$0.76	$0.79

(a)	The index prices for the oil price swaps and collars are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price swap is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Represents the index prices for the natural gas price swaps and collars are based on the NYMEX-Henry Hub last trading day futures price.

(d)	The basis differential between the El Paso Permian delivery point and NYMEX Henry Hub delivery point.

(e)	Prices represent weighted average prices.

Interest rate derivative contracts at June 30, 2009. The Company has an interest rate swap which fixes the LIBOR interest rate on $300 million of the Company’s bank debt at 1.90 percent for three years, commencing in May of 2009. For this portion of the Company’s bank debt, the all-in interest rate will be calculated by adding the fixed rate of 1.90 percent to a margin that ranges from 2.00 percent to 3.00 percent depending on the amount of bank debt outstanding.

The Company’s reported oil and natural gas revenue and average oil and natural gas prices includes the effects of oil quality and Btu content, gathering and transportation costs, natural gas processing and shrinkage, and the net effect of the commodity hedges that qualified for cash flow hedge accounting. The following table summarizes the gains and losses reported in earnings related to the commodity and interest rate derivative instruments and the net change in accumulated other comprehensive income (“AOCI”) for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Decrease in oil and natural gas revenue from derivative activity:
Cash payments on cash flow hedges in oil sales	$–	$(13,367)	$–	$(20,573)
Dedesignated cash flow hedges reclassified from AOCI in natural gas sales	–	74	–	(222)

Total decrease in oil and natural gas revenue from derivative activity	$–	$(13,293)	$–	$(20,795)

Loss on derivatives not designated as hedges:
Mark-to-market gain (loss):
Commodity derivatives	$(109,374)	$(90,055)	$(149,117)	$(103,247)
Interest rate derivatives	3,427	–	1,000	–
Cash (payments) receipts on derivatives not designated as hedges:
Commodity derivatives	25,120	(12,401)	62,244	(16,387)
Interest rate derivatives	(779)	–	(779)	–

Total loss on derivatives not designated as hedges	$(81,606)	$(102,456)	$(86,652)	$(119,634)

Gain from ineffective portion of cash flow hedges	$–	$356	$–	$920

Accumulated other comprehensive income (loss):
Cash flow hedges:
Mark-to-market loss of cash flow hedges	$–	$(25,903)	$–	$(32,510)
Reclassification adjustment of losses to earnings	–	13,367	–	20,573

Net change, before income taxes	–	(12,536)	–	(11,937)
Income tax effect	–	4,899	–	4,665

Net change, net of income taxes	$–	$(7,637)	$–	$(7,272)

Dedesignated cash flow hedges:
Reclassification adjustment of (gains) losses to earnings	$–	$(74)	$–	$222
Income tax effect	–	29	–	(87)

Net change, net of income taxes	$–	$(45)	$–	$135

Note J.	Debt

The Company’s debt consisted of the following (in thousands):

	June 30,	December 31,
	2009	2008

Credit facility	$660,000	$630,000
Less: current portion	–	–

Total long-term debt	$660,000	$630,000

Credit facility. The Company’s credit facility, as amended, has a maturity date of July 31, 2013 (the “Credit Facility”). At June 30, 2009, the Company had letters of credit outstanding under the Credit

Facility of approximately $25,000 and its availability to borrow additional funds was approximately $300 million. In April 2009, the lenders reaffirmed the Company’s $960 million borrowing base under the Credit Facility until the next scheduled borrowing base redetermination in October 2009. Between scheduled borrowing base redeterminations, the Company and, if requested by 66 2/3 percent of the lenders, the lenders, may each request one special redetermination.

Advances on the Credit Facility bear interest, at the Company’s option, based on (i) the prime rate of JPMorgan Chase Bank (“JPM Prime Rate”) (3.25 percent at June 30, 2009) or (ii) a Eurodollar rate (substantially equal to the London Interbank Offered Rate). At June 30, 2009, the interest rates of Eurodollar rate advances and JPM Prime Rate advances vary, with interest margins ranging from 200 to 300 basis points and 112.5 to 212.5 basis points, respectively, per annum depending on the debt balance outstanding. At June 30, 2009, the Company pays commitment fees on the unused portion of the available borrowing base of 50 basis points per annum.

The Credit Facility also includes a same-day advance facility under which the Company may borrow funds from the administrative agent. Same day advances cannot exceed $25 million and the maturity dates cannot exceed fourteen days. The interest rate on this facility is the JPM Prime Rate plus the applicable interest margin.

The Company’s obligations under the Credit Facility are secured by a first lien on substantially all of the Company’s oil and natural gas properties. In addition, all of the Company’s subsidiaries are guarantors and all general partner, limited partner and membership interests in the Company’s subsidiaries owned by the Company have been pledged to secure borrowings under the Credit Facility. The credit agreement contains various restrictive covenants and compliance requirements which include (a) maintenance of certain financial ratios, including (i) a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other noncash income and expenses to be no greater than 4.0 to 1.0, and (ii) a ratio of current assets to current liabilities, excluding noncash assets and liabilities related to financial derivatives and asset retirement obligations and including the unfunded amounts under the Credit Facility, to be no less than 1.0 to 1.0; (b) limits on the incurrence of additional indebtedness and certain types of liens; (c) restrictions as to mergers, combinations and dispositions of assets; and (d) restrictions on the payment of cash dividends. At June 30, 2009, the Company was in compliance with its debt covenants under the Credit Facility.

Principal maturities of debt. Principal maturities of debt outstanding at June 30, 2009 are as follows (in thousands):

Remaining 2009	$–
2010	–
2011	–
2012	–
2013	660,000

Total	$660,000

Interest expense. The following amounts have been incurred and charged to interest expense for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Cash payments for interest	$3,457	$3,982	$6,929	$10,758
Amortization of original issue discount	–	25	–	50
Amortization of deferred loan origination costs	857	314	1,713	626
Write-off of deferred loan origination costs and original issue discount	–	–	–	–
Net changes in accruals	1,889	(71)	1,946	(1,094)

Interest costs incurred	6,203	4,250	10,588	10,340
Less: capitalized interest	(3)	(365)	(18)	(840)

Total interest expense	$6,200	$3,885	$10,570	$9,500

Note K.	Commitments and contingencies

Severance agreements. The Company has entered into severance and change of control agreements with all of its officers. The current annual salaries for the Company’s officers covered under such agreements total approximately $1.9 million.

Indemnifications. The Company has agreed to indemnify its directors and officers, with respect to claims and damages arising from certain acts or omissions taken in such capacity.

Legal actions. The Company is a party to proceedings and claims incidental to its business. While many of these matters involve inherent uncertainty, the Company believes that the amount of the liability, if any, ultimately incurred with respect to any such proceedings or claims will not have a material adverse effect on the Company’s consolidated financial position as a whole or on its liquidity, capital resources or future results of operations. The Company will continue to evaluate proceedings and claims involving the Company on a quarter-by-quarter basis and will establish and adjust any reserves as appropriate to reflect its assessment of the then current status of the matters.

Acquisition commitments. In connection with the acquisition of the Henry Entities, the Company agreed to pay certain employees, who were formerly employed by the Henry Entities, bonuses of approximately $11.0 million in the aggregate at each of the first and second anniversaries of the closing of the acquisition, respectively. Except as described below, these employees must remain employed with the Company to receive the bonus. A former Henry Entities employee who is otherwise entitled to a full bonus will receive the full bonus (i) if the Company terminates the employee without cause, (ii) upon the death or disability of such employee or (iii) upon a change in control of the Company. If any such employee resigns or is terminated for cause, the employee will not receive the bonus and, subject to certain conditions, the Company will be required to reimburse the sellers in the acquisition of the Henry Entities 65 percent of the bonus amount not paid to the employee. The Company will reflect the bonus amounts to be paid to these employees as a period cost, which will be included in the Company’s results of operations over the period earned. Amounts that ultimately are determined to be paid to the sellers will be treated as a “contingent purchase price” and reflected as an adjustment to the purchase price. During the three and six months ended June 30, 2009, the Company recognized $2.8 million and $5.3 million, respectively, of this obligation in its results of operations.

Daywork commitments. The Company periodically enters into contractual arrangements under which the Company is committed to expend funds to drill wells in the future, including agreements to secure drilling rig services, which require the Company to make future minimum payments to the rig operators. The Company records drilling commitments in the periods in which well capital is incurred or rig services are provided. The following table summarizes the Company’s future drilling commitments at June 30, 2009 (in thousands):

	Payments due by period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Daywork drilling contracts	$299	$299	$–	$–	$–
Daywork drilling contracts with related parties[a]	1,000	1,000	–	–	–
Daywork drilling contracts assumed in the Henry Properties acquisition[b]	1,629	1,629	–	–	–

Total contractual drilling commitments	$2,928	$2,928	$–	$–	$–

(a)	Consists of daywork drilling contracts with Silver Oak Drilling, LLC, an affiliate of Chase Oil Corporation.

(b)	A major oil and gas company which owns an interest in the wells being drilled and the Company are parties to these contracts. Only the Company’s 25% share of the contract obligation has been reflected above.

Operating leases. The Company leases vehicles, equipment and office facilities under non-cancellable operating leases. Lease payments associated with these operating leases for the three months ended June 30, 2009 and 2008 were approximately $582,000 and $116,000, respectively, and $1,253,000 and $280,000 for the six months ended June 30, 2009 and 2008, respectively. Future minimum lease commitments under non-cancellable operating leases at June 30, 2009 are as follows (in thousands):

Remaining 2009	$523
2010	1,077
2011	1,083
2012	1,077
2013	1,084
Thereafter	3,261

Total	$8,105

Note L.	Income taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. The Company and its subsidiaries file federal corporate income tax returns on a consolidated basis. The tax returns and the amount of taxable income or loss are subject to examination by federal and state taxing authorities. In determining the interim period income tax provision, the Company utilizes an estimated annual effective tax rate.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes, on January 1, 2007. At the time of adoption and at June 30, 2009, the Company did not have any significant uncertain tax positions requiring recognition in the financial statements. The tax years 2004 through 2008 remain subject to examination by major tax jurisdictions.

The FASB issued FIN No. 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FIN No. 48-1”), to clarify when a tax position is effectively settled. FIN No. 48-1 provides guidance in determining the proper timing for recognizing tax benefits and applying the new information relevant to the technical merits of a tax position obtained during a tax authority examination. FIN No. 48-1 provides criteria to determine whether a tax position is effectively settled after completion of a tax authority examination, even if the potential legal obligation remains under the statute of limitations. The Company’s adoption of this pronouncement did not have a significant effect on its consolidated financial statements.

Income tax provision. The Company’s income tax provision and amounts separately allocated were attributable to the following items for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Income (loss) from operations	$(25,691)	$(9,169)	$(33,797)	$5,199
Changes in stockholders’ equity:
Net deferred hedge losses	–	(10,123)	–	(12,705)
Net settlement losses included in earnings	–	5,195	–	8,127
Tax benefits related to stock-based compensation	(2,188)	(1,553)	(2,992)	(2,146)

	$(27,879)	$(15,650)	$(36,789)	$(1,525)

The Company’s income tax provision (benefit) attributable to income (loss) from operations consisted of the following for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Current:
U.S. federal	$2,856	$523	$5,294	$585
U.S. state and local	381	98	708	110

	3,237	621	6,002	695

Deferred:
U.S. federal	(25,518)	(8,201)	(35,103)	3,790
U.S. state and local	(3,410)	(1,589)	(4,696)	714

	(28,928)	(9,790)	(39,799)	4,504

	$(25,691)	$(9,169)	$(33,797)	$5,199

The reconciliation between the tax expense computed by multiplying pretax income (loss) by the U.S. federal statutory rate and the reported amounts of income tax expense (benefit) is as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Income (loss) at U.S. federal statutory rate	$(20,618)	$(8,256)	$(28,084)	$4,600
State income taxes (net of federal tax effect)	(1,969)	(968)	(2,592)	537
Nondeductible expense & other	(3,104)	55	(3,121)	62

Income tax expense (benefit)	$(25,691)	$(9,169)	$(33,797)	$5,199

Note M.	Related party transactions

Consulting Agreement. On June 30, 2009, Steven L. Beal, the Company’s President and Chief Operating Officer, retired from such positions. Mr. Beal was recently re-elected to the Company’s Board of Directors and is continuing to serve as a member of the Company’s Board of Directors. On June 9, 2009, the Company entered into a consulting agreement (the “Consulting Agreement “) with Mr. Beal, under which Mr. Beal began serving as a consultant to the Company on July 1, 2009. Either the Company or Mr. Beal may terminate the consulting relationship at any time by giving ninety days written notice to the other party; however, the Company may terminate the relationship immediately for cause. During the term of the consulting relationship, Mr. Beal will receive a consulting fee of $20,000 per month and a monthly reimbursement for his medical and dental coverage costs. If Mr. Beal dies during the term of the Consulting Agreement, his estate will receive a $60,000 lump sum payment.

Chase Group transactions. The Company incurred charges from Mack Energy Corporation (“MEC”), an affiliate of Chase Oil Corporation (“Chase Oil”), of approximately $0.4 million and $0.3 million for the three months ended June 30, 2009 and 2008, respectively, and $0.7 million and $1.5 million for the six months ended June 30, 2009 and 2008, respectively, for services rendered in the ordinary course of business.

The Company had $112,000 in outstanding receivables due from MEC at June 30, 2009 and no outstanding receivables due from MEC at December 31, 2008. The Company had $49,000 in outstanding payables to MEC at June 30, 2009 and no outstanding payables to MEC at December 31, 2008.

Saltwater disposal services agreement. Among the assets the Company acquired from Chase Oil is an undivided interest in a saltwater gathering and disposal system, which is owned and maintained under a written agreement among the Company and Chase Oil and certain of its affiliates, and under which the Company as operator gathers and disposes of produced water. The system is owned jointly by the Company and Chase Oil and its affiliates in undivided ownership percentages, which are annually redetermined as of January 1 on the basis of each party’s percentage contribution of the total volume of produced water disposed of through the system during the prior calendar year. At January 1, 2009, the Company owned 95.4% of the system and Chase Oil and its affiliates owned 4.6%.

Other related party transactions. The Company also has engaged in transactions with certain other affiliates of Chase Oil, Caza Energy LLC (“Caza”) and certain other parties thereto

(collectively the “Chase Group”), including a drilling contractor, an oilfield services company, a supply company, a drilling fluids supply company, a pipe and tubing supplier, a fixed base operator of aircraft services and a software company.

The Company incurred charges from these related party vendors of approximately $6.2 million and $5.7 million for the three months ended June 30, 2009 and 2008, respectively, and $12.6 million and $13.1 million for the six months ended June 30, 2009 and 2008, respectively.

The Company had outstanding amounts payable to these related party vendors identified above of approximately $1.0 million and $21,000 at June 30, 2009 and December 31, 2008, respectively, which are reflected in accounts payable—related parties in the accompanying consolidated balance sheets.

Overriding royalty and royalty interests. Certain members of the Chase Group own overriding royalty interests in certain of the Chase Group properties. The amount paid attributable to such interests was approximately $258,000 and $816,000 for the three months ended June 30, 2009 and 2008, respectively, and $499,000 and $1,600,000 for the six months ended June 30, 2009 and 2008, respectively. The Company owed these owners royalty payments of approximately $132,000 and $146,000 at June 30, 2009 and December 31, 2008, respectively.

Royalties are paid on certain properties located in Andrews County, Texas to a partnership of which one of the Company’s directors is the general partner and owner of a 3.5% partnership interest. The Company paid this partnership approximately $30,000 and $81,000 for the three months ended June 30, 2009 and 2008, respectively, and $56,000 and $164,000 for the six months ended June 30, 2009 and 2008, respectively. The Company owed this partnership royalty payments of approximately $13,000 at June 30, 2009 and December 31, 2008.

In April 2005, the Company acquired certain working interests in 46,861 gross (26,908 net) acres located in Culberson County, Texas from an entity partially owned by a person who became an executive officer of the Company immediately following such acquisition. In connection with this acquisition, such entity retained a 2% overriding royalty interest in the acquired properties, which overriding royalty interest later became owned equally by such officer and a non-officer employee of the Company. During the three and six months ended June 30, 2009 and 2008, no payments were made related to this overriding royalty interest. Effective March 31, 2008, the executive officer involved in this matter resigned from the Company.

Working interests owned by employees. As part of the Henry Properties acquisition, the Company purchased oil and natural gas properties in which certain employees owned interests. The Company distributed revenues to these employees totaling approximately $32,000 and $62,000 for the three and six months ended June 30, 2009, respectively, and received joint interest payments from these employees of approximately $245,000 and $884,000 for the three and six months ended June 30, 2009, respectively. At June 30, 2009 and December 31, 2008, the Company was owed by these employees approximately $63,000 and $300,000, respectively, which is reflected in accounts receivable—related parties.

Note N.	Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares treated as outstanding for the period. All capital options were exercised prior to March 31, 2008.

The computation of diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock that are dilutive to income (loss) were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company. These amounts include unexercised stock options and restricted stock (as issued under the Plan and described in Note G). Potentially dilutive effects are calculated using the treasury stock method.

The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding (in thousands):

	Three months ended		Six months ended
	June 30		June 30,
	2009	2008	2009	2008

Weighted average common shares outstanding:
Basic	84,799	75,665	84,665	75,569
Dilutive capital options	–	–	–	12
Dilutive common stock options	–	–	–	1,206
Dilutive restricted stock	–	–	–	247

Diluted	84,799	75,665	84,665	77,034

For the three and six months ended June 30, 2009, the computation of diluted net loss per share was anti-dilutive due to the net loss reported by the Company; therefore, the amounts reported for basic and diluted net loss per share were the same. For the three and six months ended June 30, 2009, 492,810 shares of restricted stock, respectively, and 2,403,336 stock options, respectively, were not included in the computation of diluted loss per share, as inclusion of these items would be anti-dilutive.

For the three months ended June 30, 2008, the computation of diluted net loss per share was anti-dilutive due to the net loss reported by the Company; therefore, the amounts reported for basic and diluted net loss per share were the same. For the three and six months ended June 30, 2008, 379,794 and 24,914 shares of restricted stock, respectively, and 3,043,971 and 305,278 stock options, respectively, were not included in the computation of diluted loss per share, as inclusion of these items would be anti-dilutive.

Note O.	Other current liabilities

The following table provides the components of the Company’s other current liabilities at June 30, 2009 and December 31, 2008 (in thousands):

	June 30,	December 31,
	2009	2008

Other current liabilities:
Accrued production costs	$18,229	$15,489
Payroll related matters	11,843	11,290
Accrued interest	2,299	353
Asset retirement obligations	2,706	2,611
Other	3,072	8,314

Other current liabilities	$38,149	$38,057

Note P.	Subsidiary guarantors

All of the Company’s wholly-owned subsidiaries have fully and unconditionally guaranteed the Credit Facility of the Company (see Note J). In accordance with practices accepted by the SEC, the Company has prepared Consolidating Condensed Financial Statements in order to quantify the assets and results of operations of such subsidiaries as subsidiary guarantors. The following Consolidating Condensed Balance Sheets at June 30, 2009 and December 31, 2008, and Consolidating Statements of Operations for the three and six months ended June 30, 2009 and 2008 and Consolidating Condensed Statements of Cash Flows for the six months ended June 30, 2009 and 2008, present financial information for Concho Resources Inc. as the Parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the subsidiary guarantors on a stand-alone basis (carrying any investment in non-guarantor subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a consolidated basis. All current and deferred taxes are recorded on Concho Resources Inc., as the subsidiaries are flow-through entities for tax purposes. The subsidiary guarantors are not restricted from making distributions to the Company.

Consolidating condensed balance sheet
June 30, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Assets
Accounts receivable — related parties	$1,992,996	$1,641,913	$(3,634,735)	$174
Other current assets	34,085	133,020	–	167,105
Total oil and natural gas properties, net	–	2,472,023	–	2,472,023
Other property and equipment, net	–	15,143	–	15,143
Investment in subsidiaries	742,592	–	(742,592)	–
Total other long-term assets	45,426	64,928	–	110,354

Total assets	$2,815,099	$4,327,027	$(4,377,327)	$2,764,799

Liabilities and equity
Accounts payable — related parties	$264,149	$3,371,938	$(3,634,735)	$1,352
Other current liabilities	21,234	196,845	–	218,079
Other long-term liabilities	580,161	15,652	–	595,813
Long-term debt	660,000	–	–	660,000
Equity	1,289,555	742,592	(742,592)	1,289,555

Total liabilities and equity	$2,815,099	$4,327,027	$(4,377,327)	$2,764,799

Consolidating condensed balance sheet
December 31, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Assets
Accounts receivable — related parties	$2,500,186	$1,432,829	$(3,932,701)	$314
Other current assets	120,406	158,063	–	278,469
Total oil and natural gas properties, net	–	2,386,584	–	2,386,584
Other property and equipment, net	–	14,820	–	14,820
Investment in subsidiaries	734,969	–	(734,969)	–
Total other long-term assets	73,538	61,478	–	135,016

Total assets	$3,429,099	$4,053,774	$(4,667,670)	$2,815,203

Liabilities and equity
Accounts payable — related parties	$860,758	$3,072,255	$(3,932,701)	$312
Other current liabilities	39,424	231,082	–	270,506
Other long-term liabilities	573,763	15,468	–	589,231
Long-term debt	630,000	–	–	630,000
Equity	1,325,154	734,969	(734,969)	1,325,154

Total liabilities and equity	$3,429,099	$4,053,774	$(4,667,670)	$2,815,203

Consolidating condensed statement of operations
For the three months ended June 30, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Total operating revenues	$–	$127,332	$–	$127,332
Total operating costs and expenses	(72,075)	(108,146)	–	(180,221)

Income (loss) from operations	(72,075)	19,186	–	(52,889)
Interest expense	(6,200)	–	–	(6,200)
Other, net	19,366	180	(19,366)	180

Income (loss) before income taxes	(58,909)	19,366	(19,366)	(58,909)
Income tax benefit	25,691	–	–	25,691

Net income (loss)	$(33,218)	$19,366	$(19,366)	$(33,218)

Consolidating condensed statement of operations
For the three months ended June 30, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Total operating revenues	$(13,293)	$150,676	$–	$137,383
Total operating costs and expenses	(71)	(157,327)	–	(157,398)

Loss from operations	(13,364)	(6,651)	–	(20,015)
Interest expense	(3,885)	–	–	(3,885)
Other, net	(6,340)	311	6,340	311

Loss before income taxes	(23,589)	(6,340)	6,340	(23,589)
Income tax benefit	9,169	–	–	9,169

Net loss	$(14,420)	$(6,340)	$6,340	$(14,420)

Consolidating condensed statement of operations
For the six months ended June 30, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Total operating revenues	$–	$213,334	$–	$213,334
Total operating costs and expenses	(77,293)	(205,563)	–	(282,856)

Income (loss) from operations	(77,293)	7,771	–	(69,522)
Interest expense	(10,570)	–	–	(10,570)
Other, net	7,623	(148)	(7,623)	(148)

Income (loss) before income taxes	(80,240)	7,623	(7,623)	(80,240)
Income tax benefit	33,797	–	–	33,797

Net income (loss)	$(46,443)	$7,623	$(7,623)	$(46,443)

Consolidating condensed statement of operations
For the six months ended June 30, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Total operating revenues	$(20,795)	$264,889	$–	$244,094
Total operating costs and expenses	(144)	(222,637)	–	(222,781)

Income (loss) from operations	(20,939)	42,252	–	21,313
Interest expense	(9,500)	–	–	(9,500)
Other, net	43,583	1,331	(43,583)	1,331

Income before income taxes	13,144	43,583	(43,583)	13,144
Income tax expense	(5,199)	–	–	(5,199)

Net income	$7,945	$43,583	$(43,583)	$7,945

Consolidating condensed statement of cash flows
For the six months ended June 30, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Net cash flows provided by (used in) operating activities	$(93,214)	$211,446	$–	$118,232
Net cash flows provided by (used in) investing activities	56,534	(219,362)	–	(162,828)
Net cash flows provided by (used in) financing activities	36,731	(6,806)	–	29,925

Net increase (decrease) in cash and cash equivalents	51	(14,722)	–	(14,671)
Cash and cash equivalents at beginning of period	–	17,752	–	17,752

Cash and cash equivalents at end of period	$51	$3,030	$–	$3,081

Consolidating condensed statement of cash flows
For the six months ended June 30, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	issuer	guarantors	entries	Total

Net cash flows provided by operating activities	$39,505	$123,443	$–	$162,948
Net cash flows used in investing activities	(16,387)	(125,740)	–	(142,127)
Net cash flows provided by (used in) financing activities	(22,774)	3,245	–	(19,529)

Net increase in cash and cash equivalents	344	948	–	1,292
Cash and cash equivalents at beginning of period	107	30,317	–	30,424

Cash and cash equivalents at end of period	$451	$31,265	$–	$31,716

Note Q.	Subsequent events

The Company has evaluated subsequent events through August 6, 2009, which was the date these financial statements were issued.

Note R.	Supplementary information

Capitalized costs (in thousands):

	June 30,	December 31,
	2009	2008

Oil and natural gas properties:
Proved	$2,608,138	$2,316,330
Unproved	277,137	377,244
Less: accumulated depletion	(413,252)	(306,990)

Net capitalized costs for oil and natural gas properties	$2,472,023	$2,386,584

Costs incurred for oil and natural gas producing activitiesa (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Property acquisition costs:[b]
Proved	$(68)	$(104)	$(1,008)	$1
Unproved	3,361	587	4,582	1,349
Exploration	61,131	21,136	84,940	50,701
Development	31,450	46,365	115,229	71,242

Total costs incurred for oil and natural gas properties	$95,874	$67,984	$203,743	$123,293

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Proved property acquisition costs	$–	$–	$–	$–
Exploration costs	52	168	220	194
Development costs	(3,878)	1,245	(2,727)	443

Total	$(3,826)	$1,413	$(2,507)	$637

(b)	During the three and six months ended June 30, 2009, the Company adjusted the purchase price allocation related to the acquisition of the Henry Properties. This adjustment reduced the proved acquisition costs by $80,000 and $1,020,000 during the three and six months ended June 30, 2009, respectively, while the unproved acquisition costs were decreased by $298,000 and increased by $293,000 during the three and six months ended June 30, 2009, respectively.